THE NEW HOME COMPANY REPORTS SECOND QUARTER 2014 RESULTS

•	Total Revenues Increase 18% to $22.5 Million

•	Backlog Increased 122% to $39.6 million

•	Backlog of JV Communities Increased 32% to $142.2 million

•	Closed $125.0 Million Senior Unsecured Credit Facility to Support Growth Initiatives

Aliso Viejo, California, August 8, 2014. The New Home Company Inc. (NYSE: NWHM) today announced results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights Compared to Second Quarter 2013

•	Total revenues of $22.5 million, an increase of 18%

•	New home deliveries of 87 (including 74 from fee building projects), compared to 84 deliveries (including 62 from fee building projects)

•	Homebuilding gross margin of 17.6%, an increase of 60 basis points

•	Average sales price of homes delivered increased to $739,000 or 90%

•	Average sales price of homes in backlog increased to $1,583,000 or 211%

•	Fee building revenue was $12.9 million, an improvement of 22%

◦	Includes management fees from unconsolidated joint ventures ("JVs") of $1.6 million, an increase of 7%

•	Net loss of $1.0 million, compared to net income of $0.6 million

•	Equity in net income from JVs of $0.2 million, compared to $0.4 million

•	New home deliveries from JVs improved 76% to 44 homes

•	Net new home orders from JVs grew 133% to 84 homes

•	Backlog of homes from JVs increased 101% to 141 homes with an average sales price of $1,009,000

•	Owned or controlled lots, including lots held in JVs and fee building projects, increased to 6,120

“The continued expansion of our homebuilding platform in the second quarter further positions us to execute our strategic growth objectives in 2014 and coming years,” stated Larry Webb, Chief Executive Officer. “As a result of an increase in actively selling communities during the quarter, we increased backlog dollar value by 122% for owned projects and 32% for unconsolidated joint venture projects. We remained disciplined with our land acquisition strategy and continue to focus on well-located, premium lots in our target California markets. In June, we closed our unsecured revolving credit facility with U.S. Bank, which strengthens our balance sheet and provides us with additional capital to continue expanding our homebuilding activities. We're very comfortable with our Company’s strategy and foundation for growth and are well positioned to generate attractive returns for shareholders.”

Second quarter 2014 operating results
Total revenues for the second quarter 2014 were $22.5 million, compared to $19.1 million in the prior year period. The net loss for the second quarter 2014 was $1.0 million, or $0.06 per diluted share, compared to net income of $0.6 million, or $0.07 per diluted share, in the prior year period. The change in net income was primarily due to a decrease in equity in net income from JVs, a decline in fee building activity and related gross margin and an increase in SG&A.

Wholly Owned Projects
Home sales revenue for the second quarter 2014 was $9.6 million, compared to $8.6 million in the prior year period and new home deliveries were 13 for the second quarter 2014, compared to 22 in the prior year period. The average selling price of homes delivered was approximately $739,000 compared to $389,000 in the prior year period. The increase in average selling prices was primarily due to a change in product mix to communities with higher average sales prices. The Company expects that the average selling price will continue to vary from quarter to quarter due to the mix of product offered and the introduction of new communities.

Homebuilding gross margin percentage for the second quarter 2014 was 17.6%, compared to 17.0% in the prior year period. Adjusted homebuilding gross margin percentage*, which excludes interest in cost of home sales, was 18.1%, compared to 18.4% in the prior year period, mainly attributable to a reduction in interest in cost of home sales related to a community nearing close-out. SG&A expense for the second quarter 2014 was $3.4 million, compared to $1.6 million in the prior year period. As a percent of home sales revenue, SG&A was 35.6% for the second quarter 2014, compared to 19.3% in the prior year period. The increase in SG&A was a result of increased activity related to the Company's communities, three of which opened for sale in the second quarter, and an increase in stock-based compensation and professional fees and costs associated with being a publicly traded company.

New home orders were 23 in the second quarter 2014, compared to 27 homes in the prior year period. The Company had four actively selling communities at the end of the second quarter and three at the end of the prior year period. At the end of the second quarter 2014, the number of homes in backlog was 25, representing approximately $39.6 million of backlog dollar value, compared to 35 homes the prior year period, representing approximately $17.8 million of backlog dollar value. The average selling price of homes in backlog at the end of the second quarter 2014 was $1,583,000 compared to $509,000 at the end of the prior year period. The increase in average selling price of homes in backlog was primarily the result of a change in product mix, driven by the introduction of sales in higher priced communities.

Unconsolidated Joint Ventures (JVs)
The Company’s share of net income from JVs for the second quarter 2014 was $0.2 million, compared to $0.4 million in the prior year period. The recognition of such income is significantly impacted by both the homes delivered as well as the point in time within the JV lifecycle when the homes are delivered.

The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes. Home sales revenue of the JVs was $30.9 million and net income was $3.0 million for the second quarter 2014, compared to $34.9 million and $6.2 million in the prior year period, respectively. New home deliveries increased to 44 for the second quarter 2014, compared to 25 in the prior year period primarily due to an increase in average selling communities. The average selling price of homes delivered in JVs was $703,000 compared to $1,394,000 in the prior year period due to a higher mix of new homes delivered from lower priced communities. Homebuilding gross margin percentage generated by the JVs for the second quarter 2014 was 21.3%, compared to 26.2% in the prior year period. Adjusted homebuilding gross margin percentage* of the JVs, which excludes interest in cost of home sales, was 22.7%, compared to 28.6% in the prior year period.

New home orders in JVs were 84 for the second quarter 2014, compared to 36 new homes in the prior year period, primarily due to an increase in average selling communities. At the end of the second quarter 2014, the JVs had 141 homes in backlog, representing approximately $142.2 million of backlog dollar value, compared to 70 homes in the prior year period, representing approximately $107.5 million of backlog dollar value.

Fee Building Projects
Fee building revenue for the second quarter 2014 was $12.9 million, compared to $10.6 million in the prior year period. Management fees from JVs were $1.6 million for the second quarter 2014, compared to $1.5 million in the prior year period. The increase in fee building revenue was due to four new fee building agreements and the increase in management fees from unconsolidated joint ventures. Fee building gross margin for the second quarter 2014 was ($0.1) million, compared to $0.7 million in the prior year period. The results for the three months ended June 30, 2014 were negatively impacted by a delay in the timing of home starts in certain communities related to fee building projects and a delay in the timing of home closings related to certain communities owned by our unconsolidated joint ventures.

Liquidity and Capital Resources
In June 2014, the Company closed a $125.0 million senior unsecured credit facility with US Bank, which replaced the prior $30.0 million secured revolving credit facility. As of June 30, 2014, the Company had $52.3 million of cash and cash equivalents and $95.3 million in available loan commitments.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

Conference Call Details
The Company will host a conference call and webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Friday, August 8, 2014 to review second quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to start time. Replays of the conference call will be available through September 8, 2014 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13586514.

About The New Home Company
NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our ability to execute our strategic growth objectives, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report filed with the Securities and Exchange Commission ("SEC").
Contact:
Investor Relations:
949-382-7838
investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Operating Data:
Revenues	$22,504	$19,115	$3,389	$48,067	$37,254	$10,813
Home sales	$9,607	$8,553	$1,054	$14,658	$13,219	$1,439
Homebuilding gross margin	$1,689	$1,458	$231	$2,758	$2,395	$363
Homebuilding gross margin %	17.6%	17.0%	0.6%	18.8%	18.1%	0.7%
Adjusted homebuilding gross margin % *	18.1%	18.4%	(0.3)%	19.2%	19.5%	(0.3)%
Fee building revenue (1)	$12,897	$10,562	$2,335	$33,409	$24,035	$9,374
Fee building gross margin	$(126)	$714	$(840)	$935	$1,247	$(312)
Fee building gross margin %	(1.0)%	6.8%	(7.8)%	2.8%	5.2%	(2.4)%
Equity in net income of unconsolidated joint ventures	$172	$380	$(208)	$945	$652	$293
Net (loss) income	$(1,079)	$625	$(1,704)	$491	$813	$(322)
Interest incurred and capitalized to inventory	$305	$259	$46	$545	$533	$12
Interest in cost of home sales	$49	$116	$(67)	$54	$190	$(136)
Other Data:
New home orders	23	27	(4)	33	44	(11)
New homes delivered	13	22	(9)	23	34	(11)
Average selling price of homes delivered	$739	$389	$350	$637	$389	$248
Selling communities at end of period				4	3	1
Backlog (est. dollar value)				$39,581	$17,819	$21,762
Backlog (homes)				25	35	(10)
Average selling price in backlog				$1,583	$509	$1,074

				June 30,	December 31,
Balance Sheet Data:				2014	2013	Change

Cash, cash equivalents and restricted cash				$55,992	$9,672	$46,320
Real estate inventories				$96,184	$45,350	$50,834
Lots owned and controlled (2)				6,120	5,077	1,043
Notes payable				$48,676	$17,883	$30,793
Equity, exclusive of non-controlling interest				$141,941	$64,356	$77,585
Book capitalization				$190,617	$82,239	$108,378
Ratio of debt-to-capital				25.5%	21.7%	3.8%
Ratio of net debt-to-capital *				—%	11.3%	(11.3)%
(1) Fee building revenue includes management fees from unconsolidated joint ventures of $1.6 million and $1.5 million for the three months ended June 30, 2014 and 2013, respectively, and $3.3 million and $2.5 million for the six months ended June 30, 2014 and 2013, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Operating Data:
Home sales	$30,947	$34,855	$(3,908)	$52,447	$65,619	$(13,172)
Homebuilding gross margin	$6,603	$9,134	$(2,531)	$12,284	$17,361	$(5,077)
Homebuilding gross margin %	21.3%	26.2%	(4.9)%	23.4%	26.5%	(3.1)%
Adj homebuilding gross margin % *	22.7%	28.6%	(5.9)%	24.5%	28.9%	(4.4)%
Net income	$2,951	$6,197	$(3,246)	$5,139	$12,358	$(7,219)
Interest in cost of home sales	$420	$846	$(426)	$565	$1,590	$(1,025)
Other Data:
New home orders	84	36	48	152	64	88
New homes delivered	44	25	19	74	48	26
Average selling price of homes delivered	$703	$1,394	$(691)	$709	$1,367	$(658)
Selling communities at end of period				7	2	5
Backlog (est. dollar value)				$142,223	$107,544	$34,679
Backlog (homes)				141	70	71
Average selling price in backlog				$1,009	$1,536	$(527)

				June 30,	December 31,
Balance Sheet Data:				2014	2013	Change

Cash, cash equivalents and restricted cash				$30,736	$19,650	$11,086
Real estate inventories				$360,659	$266,317	$94,342
Lots owned and controlled				4,107	2,973	1,134
Notes payable				$111,952	$68,594	$43,358
The Company's equity				$43,839	$32,270	$11,569
Other partners' equity				$207,737	$171,762	$35,975
Book capitalization				$363,528	$272,626	$90,902

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$52,308,207	$9,541,361
Restricted cash	3,683,910	130,215
Contracts and accounts receivable	7,388,898	7,178,241
Due from affiliates	327,534	558,421
Real estate inventories	96,184,328	45,350,479
Investment in unconsolidated joint ventures	43,838,805	32,269,546
Property and equipment, net of accumulated depreciation	1,040,016	481,506
Other assets	3,024,477	3,439,527
Total assets	$207,796,175	$98,949,296

Liabilities and equity
Accounts payable	$12,685,547	$8,687,702
Accrued expenses and other liabilities	3,356,652	6,851,162
Notes payable	48,676,152	17,883,338
Total liabilities	64,718,351	33,422,202
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 16,448,750 shares issued and outstanding as of June 30, 2014	164,488	—
Additional paid-in capital	141,592,580	—
Retained earnings	183,866	—
Total The New Home Company Inc. stockholders' equity	141,940,934	—
Members’ equity	—	64,355,719
Noncontrolling interest in subsidiary	1,136,890	1,171,375
Total equity	143,077,824	65,527,094
Total liabilities and equity	$207,796,175	$98,949,296

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Home sales	$9,606,622	$8,552,603	$14,657,942	$13,219,134
Fee building, including management fees from unconsolidated joint ventures of $1,640,226, $1,505,926, $3,324,800 and $2,471,388, respectively	12,897,269	10,561,981	33,409,355	24,034,531
	22,503,891	19,114,584	48,067,297	37,253,665
Expenses:
Cost of homes sales	7,917,632	7,094,842	11,899,770	10,824,469
Cost of fee building	13,023,279	9,848,287	32,474,746	22,787,100
Abandoned project costs	13,684	163,676	99,788	323,263
Selling and marketing	818,365	466,635	1,216,553	743,655
General and administrative	2,601,548	1,181,586	4,879,857	2,263,440
	24,374,508	18,755,026	50,570,714	36,941,927
Equity in net income of unconsolidated joint ventures	171,508	380,224	944,728	652,080
Guaranty fee income	—	28,391	18,927	56,782
Other income (expense), net	12,640	(25,793)	11,984	(25,793)
(Loss) income before taxes	(1,686,469)	742,380	(1,527,778)	994,807
Benefit of (provision for) taxes	607,129	(117,092)	2,019,149	(181,837)
Net (loss) income	(1,079,340)	625,288	491,371	812,970
Net loss attributable to noncontrolling interests	33,985	—	34,485	—
Net (loss) income attributable to The New Home Company Inc.	$(1,045,355)	$625,288	$525,856	$812,970

(Loss) earnings per share attributable to The New Home Company Inc.
Basic	$(0.06)	$0.07	$0.03	$0.11
Diluted	$(0.06)	$0.07	$0.03	$0.11
Weighted average number of shares:
Basic	16,448,750	8,412,349	15,233,473	7,172,245
Diluted	16,448,750	8,412,349	15,255,751	7,172,245

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
	2014	2013
Operating activities:
Net income	$491,371	$812,970
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Deferred taxes	(1,442,533)	—
Amortization of equity based compensation	1,247,618	237,500
Distributions of earnings from unconsolidated joint ventures	370,075	981,397
Equity in net income of unconsolidated joint ventures	(944,728)	(652,080)
Depreciation	138,933	89,958
Abandoned project costs	99,788	323,263
Net changes in operating assets and liabilities:
Restricted cash	(3,553,695)	(509,042)
Contracts and accounts receivable	(210,657)	2,578,328
Due from affiliates	230,887	(361,102)
Real estate inventories	(33,933,637)	(12,590,120)
Other assets	1,857,583	(2,673,739)
Accounts payable	3,997,845	(2,005,716)
Accrued expenses and other liabilities	(3,494,510)	1,373,264
Net cash used in operating activities	(35,145,660)	(12,395,119)
Investing activities:
Purchases of property and equipment	(697,443)	(235,628)
Contributions to unconsolidated joint ventures	(13,401,721)	(16,062,720)
Distributions of equity from unconsolidated joint ventures	2,407,115	5,139,911
Net cash used in investing activities	(11,692,049)	(11,158,437)
Financing activities:
Net proceeds from issuance of common stock	87,800,022	—
Repurchase of common stock	(11,988,281)	—
Cash contributions from members	—	21,600,000
Proceeds from issuance of unsecured notes to members	—	600,000
Borrowings from notes payable	45,327,765	6,744,517
Repayments of notes payable	(31,534,951)	(7,197,219)
Net cash provided by financing activities	89,604,555	21,747,298
Net increase (decrease) in cash and cash equivalents	42,766,846	(1,806,258)
Cash and cash equivalents – beginning of period	9,541,361	6,007,928
Cash and cash equivalents – end of period	$52,308,207	$4,201,670
Supplemental cash flow information and non-cash transactions:
Interest paid, net of amounts capitalized	$—	$—
Taxes paid	$250,000	$245,014
Purchase of real estate with note payable to land seller	$17,000,000	$—
Contribution of real estate to unconsolidated joint ventures	$—	$9,277,316

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Six Months Ended June 30,
	2014	%	2013	%
Homebuilding
Home sales	$14,657,942	100.0%	$13,219,134	100.0%
Cost of home sales	11,899,770	81.2%	10,824,469	81.9%
Homebuilding gross margin	2,758,172	18.8%	2,394,665	18.1%
Add: interest in cost of home sales	54,189	0.4%	189,623	1.4%
Adjusted homebuilding gross margin	$2,812,361	19.2%	$2,584,288	19.5%
Homebuilding gross margin percentage	18.8%		18.1%
Adjusted homebuilding gross margin percentage	19.2%		19.5%

Unconsolidated Joint Ventures - Homebuilding
Home sales	$52,446,679	100.0%	$65,619,429	100.0%
Cost of home sales	40,163,141	76.6%	48,258,788	73.5%
Homebuilding gross margin	12,283,538	23.4%	17,360,641	26.5%
Add: interest in cost of home sales	565,121	1.1%	1,590,348	2.4%
Adjusted homebuilding gross margin	$12,848,659	24.5%	$18,950,989	28.9%
Homebuilding gross margin percentage	23.4%		26.5%
Adjusted homebuilding gross margin percentage	24.5%		28.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

	Three Months Ended June 30,
	2014	%	2013	%
Homebuilding
Home sales	$9,606,622	100.0%	$8,552,603	100.0%
Cost of home sales	7,917,632	82.4%	7,094,842	83.0%
Homebuilding gross margin	1,688,990	17.6%	1,457,761	17.0%
Add: interest in cost of home sales	49,089	0.5%	116,195	1.4%
Adjusted homebuilding gross margin	$1,738,079	18.1%	$1,573,956	18.4%
Homebuilding gross margin percentage	17.6%		17.0%
Adjusted homebuilding gross margin percentage	18.1%		18.4%

Unconsolidated Joint Ventures - Homebuilding
Home sales	$30,946,840	100.0%	$34,855,428	100.0%
Cost of home sales	24,343,988	78.7%	25,721,045	73.8%
Homebuilding gross margin	6,602,852	21.3%	9,134,383	26.2%
Add: interest in cost of home sales	420,246	1.4%	845,768	2.4%
Adjusted homebuilding gross margin	$7,023,098	22.7%	$9,980,151	28.6%
Homebuilding gross margin percentage	21.3%		26.2%
Adjusted homebuilding gross margin percentage	22.7%		28.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2014	2013
Notes payable	$48,676,152	$17,883,338
Equity, exclusive of non-controlling interest	141,940,934	64,355,719
Total capital	$190,617,086	$82,239,057
Ratio of debt-to-capital (1)	25.5%	21.7%

Notes payable	$48,676,152	$17,883,338
Less: cash, cash equivalents and restricted cash	55,992,117	9,671,576
Net debt	—	8,211,762
Equity, exclusive of non-controlling interest	141,940,934	64,355,719
Total capital	$141,940,934	$72,567,481
Ratio of net debt-to-capital (2)	—%	11.3%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.